Sale arago shares

Register of Deeds No. 65 / 2022

Recorded

on this 14 March 2022

before me, the undersigned

Rechtsanwalt Dr. Michael R. Fischer as

duly appointed deputy (hereinafter also the “Notary”) of the notary in the district of the Higher Regional Court Frankfurt am Main

Dr. Karsten Müller-Eising

with offices in Frankfurt am Main, Nextower, Thurn-und-Taxis-Platz 6,

Sale arago shares

appeared there today:

1.

Mr. Hans-Christian Boos, born on 2 October 1972, residing at * * *, identifying himself with his valid German photo identification document, (the „Person Appearing No. 1“), acting, in each case as managing director authorized to act alone and being released from the restrictions set forth by Section 181 of the German Civil Code, in the name and for the account of

a.

Aquilon Invest GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of Germany, registered with the commercial register of the local court of Darmstadt under registration no. HRB 96862, with registered seat in Darmstadt and having its business address at Hei nrich-Delp-Straße 196, 64297 Darmstadt,

- hereinafter „Aquilon” –

and

.	OGARA GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under registration no. HRB 107907, with registered seat in Frankfurt am Main and having its business address at c/o HSMV Hansen Schrotenroehr Müller Voets Partnerschaftsgesellschaft mbH, Grafenberger Allee 337b, 40235 Düsseldorf, Germany,

- hereinafter „OGARA” –

and acting as representative without power of attorney (Vertreter ohne Vertreungsmacht), excluding any personal liability regarding the due approval of this deed (unter Ausschluß der persönlichen Haftung für die Genehmigung der Urkunde)

.	Neutrino ENERGY Property GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Charlottenburg (Berlin) under registration no. HRA 58120 B, with registered seat in Berlin and having its business address at Unter den Linden 21, 10117 Berlin, Germany,

- hereinafter „Neutrino Energy” –

2.

Dr. Kai Birke, Rechtsanwalt, born on 17 May 1973, residing at * * *, with business address at Gleiss Lutz, Taunusanlage 11, 60329 Frankfurt am Main, Germany, identifying himself with his valid German photo identification document, (the „Person Appearing No. 2“), acting as representative in the name and on behalf of

Sale arago shares

WISeKey International Holding AG, a Swiss public limited company (Aktiengesellschaft), organized and existing under the laws of Switzerland, registered with the commercial register of the Canton of Zug under registration no. CHE-143.782.707 and with registered office at General-Guisan-Strasse 6, 6300 Zug, Switzerland,

- hereinafter „WISeKey” –

based on a power of attorney dated 17 February 2022, which was presented at the meeting.

The Person Apearing No. 1 and No. 2 collectively the “Persons Appearing”. Ogara, Aquilon, Neutrino Energy and WISeKey each a “Party” and collectively the “Parties”.

The Notary took photocopies of the Persons Appearing No. 1 and 2 identification documents to his file, to which they agreed. The Notary advised the Persons Appearing No. 1 and 2 that their personal data will – in each case to the extent necessary – be collected, stored, processed and, if and to the extent necessary, provided to third parties to prepare this deed and to complete the transactions set forth in this deed. Each of the Persons Appearing gave their consent thereto.

Pursuant to Section 21 German Notary Act and based on inspection of the electronic commercial registers of the local courts of Frankfurt am Main, Darmstadt and Berlin on 14 March 2022 under the respective registration numbers, I, the undersigned Notary, certify that (i) OGARA, Aquilon and Neutrino Deutschland (the “Companies”) are each limited liability companies, organized and existing under German law, that (ii) Neutrino Energy is registered as a limited partnership under German law with Neutrino Deutschland GmbH as its sole general partner, that (iii) OGARA, Aquilon and Neutrino Energy are each registered under the registration numbers and with the registered seat and business address as stated above, respectively, and that (iv) Mr. Hans-Christian Boos, born on 2 October 1972, residing in Darmstadt, is the sole managing director, authorized to act alone and released from the restrictions set forth in Section 181 German Civil Code (BGB), of each of OGARA and Aquilon.

I.

The Persons Appearing denied the question as to the prior involvement of the acting notary or any of his partners with regard to the subject matter hereof beyond the notarial activity according to section 3 subsection 1 sentence 1 number 7 German Notarization Act (BeurkG).

Sale arago shares

II.

The Persons Appearing requested that this Deed be recorded in the English language and stated that they were in sufficient command of the English language. The Notary, who himself is in sufficient command of the English language, assured himself that the Persons Appearing were, in fact, in such sufficient command of the English language. Advised by the Notary of their rights to have the assistance of a sworn interpreter and to have a certified translation attached to this Deed, the Persons Appearing waived such rights.

III.

Acting as aforesaid, the Persons Appearing then declared the following:

The Parties herewith conclude and agree to the Share Purchase and Transfer Agreement regarding the sale of shares in arago GmbH attached hereto as Annex Share Purchase and Transfer Agreement.

IV.

The cost of the notarization of this deed and its implementation (Vollzug) shall be borne by Ogara GmbH. Each Party shall bear the cost of its representation, including its legal advisers, on its own.

Should the due approval in notarial form (notariell beglaubigt) by Neutrino Energy not been provided to the Notary by 18 March 2022, the parties shall no longer be bound by the declarations in this deed except for their joint responsibility for the notarization of this deed and its implementation.

Each Party shall receive one certified copy of this deed.

The Parties confirmed that the Company does not own real estate.

Sale arago shares

V.

The Notary advised the Persons Appearing:

-	that he has to file a new shareholders’ list upon effectiveness of the share transfer stipulated in this deed;

-	that the English original version of this notarial deed will not be acceptable for enforcement in German courts but will have to be translated, by a certified translator, into German language for such purposes at the expense of the party enforcing this agreement;

-	that he has not, in any regard, rendered any tax advice to the Persons Appearing or the Parties represented by them;

- that the Parties are liable as secondary obligors for the Notary’s fees; and

-	that this deed must contain all stipulations and agreements of the Parties with regard to the subject matter of the notarized document and that absent thereof this agreement may be void.

Those annexes (Anlagen) that are not required to be read aloud in compliance with Section 14 para. 1 German Notarization Act (Beurkundungsgesetz), in particular, but not limited to, financial accounts, inventories, hereditary inventories and other itimezed lists (Bilanzen, Inventare, Nachlassverzeichnisse und Bestandsverzeichnisse), were presented to the Persons Appearing for review and inspection and signed by them on every page. The Persons Appearing waived their right to have these annexes (Anlagen) read aloud to the Persons Appearing by the Notary.

Those annexes (Anlagen) that were attached to this deed with the indication “for evidentiary purposes” (zu Beweiszwecken) only were not read aloud to the Parties either.

All other annexes (Anlagen) were read aloud to the Persons Appearing by the Notary.

Sale arago shares

This notarial deed, including the Annex Share Purchase and Transfer Agreement and the annexes thereto, was — except as stated above - read aloud to the Persons Appearing by the Notary, approved by them and signed by them and the Notary as follows:

/s/ Carlos Moreira /s/ Hans-Christian Boos

Sale arago shares

Annex

Share Purchase and Transfer Agreement

Share Purchase and Transfer Agreement

dated as of 14 March 2022

by and between

WISeKey International Holding AG General-Guisan-Strasse 6 6300 Zug Switzerland, registered with the commercial register of the Canton of Zug under CHE-143.782.707	(the Seller)

and

OGARA GmbH Heinrich-Delp-Stra1e 196 D-64297 Darmstadt Germany registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 107907	(the Buyer)

and

Neutrino Energy Property GmbH & Co KG Unter den Linden 21 10117 Berlin Germany, registered with the commercial register of the local court (Amtsgericht) of Berlin under HRA 58120	(the Buyer Guarantor)

and

Aquilon Invest GmbH Heinrich-Delp-Stra1e 196	(Aquilon)

Share Purchase Agreement

D-64297 Darmstadt

Germany registered with the commercial register of

the local court (Amtsgericht) of Darmstadt

under 96862

the Seller and the Buyer each a Party, and collectively the Parties

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Whereas			5
1.	Definitions		6
2.	Sale, Purchase and Transfer		6
2.1	Sale of Shares		6
2.2	Transfer of Shares		6
2.3	Sale of Intragroup Financing Claims		7
2.4	Transfer of Claims		7
2.5	Consideration		7
2.6	Transfer of Risk and Benefit		7
2.7	No Settlement of Intragroup Financing Claims		7
2.8	Indemnification of Seller		8
3.	Pre-Closing		8
3.1	Date and Place		8
3.2	Pre-Closing Actions		8
	3.2.1	Actions by the Seller	8
	3.2.2	Actions by the Buyer	8
	3.2.3	Joint Actions by the Parties	9
	3.2.4	Concurrent Pre-Closing Actions	9
	3.2.5	Withdrawal rights	9
4.	Closing Date		10
5.	Other Covenants		10
5.1	Press Releases and Other Public Announcements		10
5.2	No Claims Against Directors, Officers and Shareholders		10
5.3	Access to Books and Records		11
5.4	Confidentiality		11
5.5	Termination of Harbert LoC and entering into a new letter of comfort after the Closing Date		11
6.	Taxes, Costs, Expenses and Interest		11
6.1	Taxes		11
6.2	Costs and Expenses		11
6.3	Interest		12
7.	Representations		12
7.1	Representations of the Seller		12
	7.1.1	Capacity and Authority / Validity of Agreement	12
	7.1.2	Title to Shares	12
7.2	Representations of the Buyer and Buyer Guarantor		13
7.3	Exclusive Representations		13
8.	Remedies		13

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8.1	Buyer’s Remedies	13
8.2	Seller’s Remedies	14
9.	Remedies Procedure	14
9.1	Notification / Third Party Claims	14
9.2	Time Limitations and Preclusion	15
9.3	Liability Limitations	16
9.4	Intentional or Fraudulent Behaviour	16
10.	General Provisions	16
10.1	Effect on Third Parties	16
10.2	Notices	16
10.3	Entire Agreement	17
10.4	Amendments	17
10.5	No Assignment	18
10.6	Set-off	18
10.7	Joint and Several Liability of Buyer Guarantor	18
10.8	Severability	18
11.	Governing Law and Dispute Resolution	18
11.1	Governing Law	18
11.2	Dispute Resolution	18
Annex E – Shareholder resolution consenting the transfer		20
Annex F – Termination of the ISHA		21
Annex G – Termination of the Equity Funding Agreement		25
Annex H(i) – Harbert LoC		26
Annex H(ii) – arago LoC		27
Annex H(iii) – Termination of arago LoC		28
Annex 1 – Definitions		29
Annex 2.3 – Intragroup Financing Claims		31
Annex 3.2.1 – Resignation Letter Peter Ward
Annex 3.2.2 (c) – Resignation Letter Christian Boos

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Whereas

A.	arago GmbH is a limited liability company organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 100909, having its registered seat in Frankfurt am Main, Germany and with registered business address at Lindleystraße 8a, 60314 Frankfurt am Main, Germany (the Company).

B.	The registered share capital (Stammkapital) of the Company amounts to EUR 266,808.00, divided into 266,808 shares (Geschäftsanteile), each with a nominal value (Nennbetrag) of EUR 1 (the Shares, and each a Share).

C.	The Seller holds 136,072 Shares with the consecutive numbers 130.737 to 266.808, each with a nominal value (Nennbetrag) of EUR 1, corresponding to approx. 51% of the Com-pany’s share capital (the Sale Shares, and each a Sale Share).

D.	The Seller desires to sell and transfer the Sale Shares to the Buyer, and the Buyer desires to purchase and acquire the Sale Shares from the Seller, on the terms and subject to the conditions set forth in this Agreement (the Transaction). Buyer Guarantor intends to act as joint and several debtor for the obligations of Buyer under or in connection with this Agreement in accordance with the terms and conditions of this Agreement.

E.	Pursuant to section 10 of the articles of association of the Company, the transfer of the Shares requires the written consent of the shareholders’ meeting of the Company with a majority of 90% of the votes cast to be valid. By resolution dated 11/26 February 2022, a copy of which is attached hereto for evidentiary purposes as Annex E, the shareholders’ meeting of the Company has unanimously approved the sale and transfer of the Shares in accordance with this Agreement.

F.	By notarial deed dated 27 January 2021 (deed no. 16/2021 of the notary public Dr. Karsten Müller-Eising with offices in Frankfurt am Main, Nextower, Thurn-und-Taxis-Platz 6), the Seller, the Company, Aquilon Invest GmbH, OGARA GmbH and Mr. Hans-Christian Boos entered into an Investement and Shareholders’ Agreement (the ISHA). The parties of the ISHA have terminated the ISHA by way of a termination agreement subject to the condition precedent (aufschiebende Bedingung) according to Section 158 (1) BGB that the transfer of the Sale Shares in the Company to the Buyer has become effective, a copy of which is attached hereto for evidentiary purposes as Annex F.

G.	The parties of the Equity Funding Agreement have terminated the Equity Funding Agreement by way of a termination agreement subject to the condition precedent (aufschiebende Bedingung) according to Section 158 (1) BGB that the transfer of the Sale Shares in the Company to the Buyer has become effective, a copy of which is attached hereto for evidentiary purposes as Annex G.

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H.	The Seller issued a letter of comfort to Harbert European Specialty Lending Company II, Sarl, Luxembourg, Grand Duchy of Luxembourg (Harbert), on 18 November 2020, such letter attached hereto for evidentiary purposes in Annex H(i) (the Harbert LoC), and, under the corporate name WISeKey International Holding Ltd, agreed upon a letter of comfort with the Company, dated 19 November 2020, attached hereto as Annex H(ii) (the arago LoC). Seller intends to terminate the arago LoC on the Pre-Closing Date subject to the condition precedent (aufschiebende Bedingung) according to Section 158 (1) BGB that the transfer of the Sale Shares in the Company to the Buyer has become effective and has therefore agreed with arago on the termination agreement as included in Annex H(iii). Buyer intends to enter into a new letter of comfort with arago on the Pre-Closing Date with a corresponding content as the arago LoC subject to the condition precedent (aufschiebende Bedingung) according to Section 158 (1) BGB that the transfer of the Sale Shares in the Company to the Buyer has become effective. Seller further intends to terminate the Harbert LoC as soon as possible after the Closing Date and therefore agrees with Harbert on a termination agreement and Buyer intends to enter into a new letter of comfort with Harbert with a corresponding content as the Harbert LoC.

I.	Prior to the execution of this Agreement, the Seller has given the Buyer, its representatives and its advisors access to, and the Buyer, its representatives and its advisors have reviewed, analysed and assessed, legal, financial, accounting, tax, operational, commercial and other information in relation to the Company and the Company's business, made available by the Seller to the Buyer; the Buyer has further had the opportunity to discuss with the Seller, its representatives and its advisors and the management of the Company and clarify with them any matters pertaining to the Company and the Company's business (together the Due Diligence Process). The Buyer herewith confirms that he received sufficient information in course of the Due Diligence Process.

Now, therefore, the Parties, the Buyer Guarantor and Aquilon agree as follows:

1.	Definitions

Capitalized terms used in this Agreement have the meanings assigned to such terms as set forth in the body of this Agreement and referenced in Annex 1 to this Agreement.

2.	Sale, Purchase and Transfer

2.1	Sale of Shares

On the terms and subject to the conditions of this Agreement the Seller hereby sells to the Buyer the Sale Shares, and the Buyer hereby purchases the Sale Shares from the Seller.

2.2	Transfer of Shares

The Seller hereby transfers (tritt ab) to the Buyer the Sale Shares with in rem effect (mit dinglicher Wirkung), subject to the condition precedent (aufschiebende Bedingung) according to Section 158 (1) BGB that a EUR amount equal to the Purchase Price has been deposited in the following bank account of the Seller:

Bank name: * * *

Address: * * *

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Account name:	WISeKey International Holding AG
IBAN:	* * *
BIC:	* * *

(the Seller's Account) (the Sale Shares Transfer). The Buyer hereby accepts the Sale Shares Transfer.

2.3	Sale of Intragroup Financing Claims

The Seller provided funds to the Company under the Equity Funding Agreement, the arago LoC and the Interim Funding Agreement (together the Intragroup Financing Agreements) resulting in open claims of the Seller against the Company totalling EUR 8,573,150.91 as listed in detail in Annex 2.3 (the Intragroup Financing Claims). On the terms and subject to the conditions of this Agreement the Seller hereby sells to the Buyer the Intragroup Financing Claims, and the Buyer hereby purchases the Intragroup Financing Claims from the Seller.

2.4	Transfer of Claims

The Seller hereby transfers (tritt ab) to the Buyer the Intragroup Financing Claims with in rem effect (mit dinglicher Wirkung), subject to the condition precedent (aufschiebende Bedingung) according to Section 158 (1) BGB that a EUR amount equal to the Purchase Price has been deposited in the Seller's Account (the Intragroup Financing Claims Transfer). The Buyer hereby accepts the Intragroup Financing Claims Transfer.

2.5	Consideration

The consideration for the Sale Shares and the Intragroup Financing Claims shall be EUR 25,527,955.30 (Euros twenty-five million five-hundred-twentyseven-thousand, nine hundred and fiftyfive and thirty cents) (the Purchase Price). The Purchase Price is calculated as follows:

(a)	Consideration for the Sale Shares: EUR 17,167,729.49

(b)	Consideration for the Intragroup Financing Claims: EUR 8,573,150.91

(c)	Deductible for the cost of dismissing Patrick Williamson: EUR 212,925

The Purchase Price may be paid either by Buyer or Aquilon.

2.6	Transfer of Risk and Benefit

Subject to the occurrence of the Sale Shares Tranfer, all risks and benefits associated with the Sale Shares and the position of the Buyer of a holder of Shares in the Company shall economically transfer with effect as of 1 January 2022.

2.7	No Settlement of Intragroup Financing Claims

Buyer shall procure that none of the Intragroup Financing Claims will be fulfilled or otherwise settled by the Company prior to the expiry of one (1) year after the Closing Date.

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2.8	Indemnification of Seller

With effect as of the Closing Date, Seller shall not have any liability vis-à-vis Buyer or the Company under or in connection with the Intragroup Financing Agreements. Buyer (i) shall not, and shall procure that neither the Company nor any other person will, assert any claim against Seller under or in connection with any of the Intragroup Financing Agreements, in particular the Intragroup Financing Claims, and under or in connection with the Harbert LoC and (ii) shall indemnify and hold harmless (freistellen) Seller from any such claims and from any costs and expenses (including legal fees and disbursements) arising out of or in connection with the Intragroup Financing Agreements and with the Harbert LoC.

3.	Pre-Closing

3.1       Date and Place

(a)	The Pre-Closing shall take place on the date of execution of this Agreement or on such other date as agreed by the Parties but no later than 18 March 2022 (the Pre-Closing Date).

(b)	The Pre-Closing shall take place at the offices of the acting notary in Frankfurt am Main, Germany, selected by the Buyer, or at such other location as the Parties may agree.

3.2	Pre-Closing Actions

3.2.1	Actions by the Seller

At the Pre-Closing, the Seller shall provide the Buyer with a resignation letter from Peter Ward, resident in Thonex, Switzerland, born 5 January 1952 as managing director of the Company with the resignation being subject to the Sale Shares Transfer a copy of which is attached hereto for evidentiary purposes as Annex 3.2.1.

3.2.2	Actions by the Buyer

At the Pre-Closing, the Buyer shall:

(a)	enter into a new letter of comfort with arago similar to the arago LoC attached hereto as Annex 3.2.2(a) (ii); and

(b)	hand over a copy of an International Bill of Exchange providing for an amount equal to the Purchase Price to Seller and stating the following:

Bank name: * * *

Bank address: * * *

Name of Bank Manager: * * *

Direct Dial: * * *

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E-mail: * * *

Account number (IBAN): * * *

Account Name: WISeKey International Holding AG

The Seller hereby agrees that the copy of the International Bill of Exchange may also be handed over by the Buyer Guarantor to the Seller.

(c)	deliver to the Seller a resignation letter, duly executed by Mr. Hans-Christian Boos, in which he declares to resign with effect as of the Sale Shares Transfer from the board of directors of the Seller and waives any claims he may have in connection with his membership on the board of directors of the Seller a copy of which is attached hereto for evidentiary purposes as Annex 3.2.2 (c).

3.2.3	Joint Actions by the Parties

Each Party hereby authorizes the notary public establishing the notarial deed at Pre-Closing to file with the competent commercial register of the Company in accordance with § 40 para. 2 GmbHG, an updated shareholders’ list (Gesellschafterliste) of the Company reflecting the change in the shareholder structure (the actions to be taken by the Parties pursuant to this Section 3.2 hereinafter the Pre-Closing Actions). The Parties will inform the notary public without undue delay by a joint written declaration that the Pre-Closing Actions have been taken and that the Purchase Price has been deposited in the Seller’s Account and will advise the notary public in such declaration to file the aforementioned shareholders’ list with the compentent commercial register of the Company.

3.2.4	Concurrent Pre-Closing Actions

The Pre-Closing Actions shall be effected concurrently with, and in exchange for (Zug um Zug), each other. All documents and items delivered at the Pre-Closing pursuant to this Section 3.2 shall be held by the recipient to the order of the person delivering the same until such time as the Sale Shares Transfer shall be deemed to have taken place.

3.2.5	Withdrawal rights

Seller shall be entitled to withdraw (zurücktreten) from this agreement by written notice to Buyer if (i) the Buyer has not performed the Pre-Closing Actions as described in Sections 3.2.2 and 3.2.3 of this Agreement by 18 March 2022, (ii) the International Bill of Exchange is not handed over (in person or via mail) to Seller or (iii) the International Bill of Exchange is not honoured by 14 April 2022 due to reasons within the responsibility of the Buyer or of the Buyer Guarantor. A withdrawal pursuant to this Section 3.2.5 shall not prejudice or limit any rights and claims (including those against Buyer Guarantor) that the Seller may have under or in connection with this Agreement and subject to the rights and limitations stipulated thereunder (i) due to the reason for the withdrawal, or (ii) due to a breach of this Agreement by the Buyer prior to such withdrawal. The provisions of this Section 3.2.5, Section 4.4, Section 5.2, Section 7.2 and Sections 9 and 10 shall survive a withdrawal.

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4.	Closing Date

The Closing Date shall be deemed to occur on the date the Sale Shares Transfer has become effective (the Closing Date).

Seller will inform Buyer of the Sale Shares Transfer after the Purchase Price has been deposited in the Seller’s Account without undue delay.

5.	Other Covenants

5.1	Press Releases and Other Public Announcements

From the date of this Agreement, all public announcements or press releases concerning any of the transactions contemplated by this Agreement shall only be issued after the Parties shall have consulted and agreed on the contents and timing of the relevant public announcement or press release. Notwithstanding the foregoing, nothing in this Agreement shall restrict or prohibit:

(a)	any announcement or disclosure required by Law, any competent judicial or regulatory authority or any competent securities exchange or applicable securities Laws or stock exchange regulations (in which case the Parties shall endeavour in good faith to agree on the content of any such announcement or disclosure prior to its issuance); or

(b)	the Buyer and the Seller from making any disclosure to any of their respective directors, officers, employees, agents or advisors who are required to receive such information to carry out their duties (conditional upon any such Person agreeing to keep such information confidential for so long as the Buyer and the Seller are obligated to do so in accordance with this Section 5.1, any other provision of this Agreement or applicable Law).

5.2	No Claims Against Directors, Officers and Shareholders

(a)	The Buyer covenants and undertakes not to make any claim against any director, officer or employee of the Company representing the Seller (the Released Persons) in connection with his or her acts or omissions in such capacity before the Closing Date.

(b)	The Buyer shall procure that, immediately following the Closing Date and on the same day, the Company grants unconditional discharge to the Released Persons serving on the management board of the Company for their conduct of business in the period up to and including the Closing Date.

(c)	The Buyer shall not, and shall procure that the Company will not, make any claim (i) against any Released Person in connection with his mandate(s) or activities for the Company in the period up to and including the Closing Date or in connection with the Transaction; and/or (ii), without prejudice to the Buyer's right to bring a claim against the Seller under this Agreement, against the Seller in connection with the Seller's position as a direct shareholder of the Company.

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5.3	Access to Books and Records

After the Closing Date, the Buyer shall cause the Company and the Company's staff and employees to provide the Seller, the Seller's directors, officers, employees and the Seller's external auditors and advisors with all financial information of the Company as reasonably required for the Seller to establish its consolidated financial statements under U.S. GAAP.

5.4	Confidentiality

The Seller, the Buyer and Buyer Guarantor shall keep confidential the contents of this Agreement and other confidential information concerning the Company and shall not inform any third party about its content; it being understood and agreed that the foregoing confidentiality undertaking shall not restrict (i) the Buyer, the Seller or Buyer Guarantor from pursuing its rights and exercising its remedies under this Agreement, (ii) the Buyer, the Seller or Buyer Guarantor from a disclosure of information which is required by applicable Law (including applicable securities Laws or stock exchange regulations) or any competent judicial or regulatory authority (in which case the Parties shall endeavour in good faith to agree on the content of any such disclosure prior to it being made) or by any competent securities exchange, or (iii) the Parties or Buyer Guarantor from disclosing information that is known to the public without any fault of, or breach of any confidentiality undertaking by, the disclosing Party or Buyer Guarantor if Buyer Guarantor indends to disclose information.

5.5	Termination of Harbert LoC and entering into a new letter of comfort after the Closing Date

Seller and Buyer will use best efforts to agree after the Closing Date with Harbert on a termination of the Harbert LoC and the entering of the Buyer into a new letter of comfort with Harbert with a corresponding content as the Harbert LoC. Should the Seller and Buyer not be able to agree with Harbert on such termination and the entering of the Buyer into a new letter of comfort with a corresponding content as the Harbert LoC, clause 2.8 of this Agreement shall apply.

6.	Taxes, Costs, Expenses and Interest

6.1	Taxes

Except as expressly provided otherwise in this Agreement, each Party shall bear all Taxes incurred by or levied on it in connection with the transactions contemplated under this Agreement, including any duties imposed on it by applicable Law on the transfer of the Shares, it being agreed that the Swiss transfer Tax (Umsatzabgabe) shall be borne by the Buyer.

6.2	Costs and Expenses

Except as expressly provided otherwise in this Agreement, each Party and Buyer Guarantor shall bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, except that the Buyer shall bear all notarial fees incurred in connection with the execution of this Agreement and the Pre-Closing.

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6.3	Interest

If a Party or Buyer Guarantor defaults in the payment when due of any sum payable by it under this Agreement (howsoever determined), interest shall accrue on such overdue sum from (and including) the date on which such sum was due to (and excluding) the date on which such Party or Buyer Guarantor actually makes payment (whether before or after any judgment) at a rate of 5 (five) percent per annum (calculated on the basis of the Day-Count Convention).

7.	Representations

7.1	Representations of the Seller

The Seller hereby represents and warrants by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 (1) BGB the following to the Buyer as of the date of this Agreement (the Seller Representations). No Seller Warranty shall qualify as a quality agreement within the meaning of section 434 (1) BGB (Beschaffenheitsvereinbarung) or as a guarantee of condition within the meaning of sections 443, 444 BGB (Garantie für die Beschaffenheit der Sache).

7.1.1	Capacity and Authority / Validity of Agreement

(a)	The Seller is duly incorporated and organized and validly existing under the Laws of Switzerland and has the full corporate capacity, power and authority, duly authorized by all requisite corporate actions, to enter into this Agreement and any transactions contemplated hereunder and to perform its respective obligations.

(b)	This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally. There exist no limitations under applicable Law, the constituting or governing documents of the Seller or any contracts by which the Seller is bound that would prevent the Buyer from entering into or performing its obligations under this Agreement.

(c)	No authorizations, permits or consents are required from any Governmental Authority or any third party for the consummation of the transactions contemplated by this Agreement.

7.1.2	Title to Shares

The Seller is the sole legal and beneficial owner of the Sale Shares, free and clear of any Liens. All Sale Shares have been validly issued and are fully paid.

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Share Purchase Agreement

7.2	Representations of the Buyer and Buyer Guarantor

The Buyer and Buyer Guarantor hereby make the following representations (the Buyer Representations) to the Seller as of the date of this Agreement:

(a)	The Buyer is a limited liability company duly incorporated and organized and validly existing under the Laws of Germany, and has the full corporate capacity, power and authority to own or use its assets and properties and to conduct its business as the same is presently being conducted. The Buyer Guarantor is a limited partnership with a limited liability company as general partner duly incorporated and organized and validly existing under the Laws of Germany, and has the full corporate capacity, power and authority to own or use its assets and properties and to conduct its business as the same is presently being conducted.

(b)	The Buyer and the Buyer Guarantor have the full power and authority to enter into this Agreement and any transactions contemplated hereunder and to perform its respective obligations. This Agreement constitutes the legal, valid and binding obligation of the Buyer and Buyer Guarantor, enforceable against the Buyer and Buyer Guarantor in accordance with its terms, except to the extent that the enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors' rights generally. There exist no limitations under applicable Law, the constituting or governing documents of the Buyer or Buyer Guarantor or any contracts by which the Buyer or Buyer Guarantor is bound that would prevent the Buyer or Buyer Guarantor from entering into or performing its obligations under this Agreement.

(c)	No authorizations, permits or consents are required from any Governmental Authority or any third party for the consummation of the transactions contemplated by this Agreement.

7.3	Exclusive Representations

Each Party and Buyer Guarantor acknowledge that, other than as expressly provided in this Agreement, the other Party and Buyer Guarantor have not made, and do not make, and have not relied and do not rely on, any representation or warranty, express or implied, relating to the subject matter of this Agreement. The Buyer and Buyer Guarantor acknowledge that the Seller does not make any representations or warranties as to the future development of the Company and does not and did not make any statements about budgets, business plans or other forward-looking statements or other projections of a financial, technical or commercial nature relating to the business of the Company.

8.	Remedies

8.1	Buyer’s Remedies

Subject to Section 9, the Seller shall be liable to the Buyer for any Loss suffered or incurred by the Buyer arising as a result of (adäquate Kausalität) the breach of:

(a)	any of the representations made by the Seller pursuant to Section 7.1 irrespective of any fault on the part of the Seller; or

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Share Purchase Agreement

(b)	any covenant or agreement of the Seller contained in this Agreement.

8.2	Seller’s Remedies

The Buyer Guarantor shall be liable for any Loss suffered or incurred by the Seller if any of the representation of the Buyer and the Buyer Guarantor pursuant to Section 7.2 is incorrect or in the event of a breach of any obligation of the Buyer or the Buyer Guarantor under or in connection with this Agreement in accordance with the applicable Law.

The Buyer’s liability under this Agreement (including but not limited to liability for any Loss incurred by the Seller due to an incorrect representation of the Buyer or a breach of any obligation of the Buyer under or in connection with this Agreement) shall be, to the extent legally permissible, excluded.

9.	Remedies Procedure

9.1	Notification / Third Party Claims

(a)	At the earlier of (i) 15 (fifteen) Business Days after the Buyer has obtained knowledge of a matter or circumstance that could give rise to a claim for liability under Section 8.1 or (ii) promptly upon receipt by the Buyer of a notice from a third party of any pending or threatened Action against the Buyer or a submission to, or a decision or order by, any Governmental Authority that has given or could give rise to a claim for liability under Section 8.1 (any such Action, a Third Party Claim), the Buyer shall give notice thereof to the Seller indicating the nature of such matter, circumstance or Third Party Claim and the basis for its claim for liability under Section 8.1 (such notice the Notice of Breach).

(b)	Failure to give Notice of Breach in accordance with Section 9.1(a) shall exclude the Seller's liability hereunder.

(c)	With respect to any misrepresentation or other breach of covenant or agreement pursuant to this Agreement with respect to which the Buyer has given Notice of Breach to the Seller, the Seller shall have the right, within 45 (forty-five) Business Days after the receipt of the Notice of Breach, to put the Buyer in the same position in which it would have been if no such misrepresentation or other breach of covenant or agreement pursuant to this Agreement had occurred.

(d)	In the case of any Third Party Claim asserted by a Person that is not a party to this Agreement against the Buyer, the Buyer shall (i) oppose such Third Party Claim, (ii) request the Seller as soon as practicable to provide instructions regarding the conduct of the relevant proceedings, and (iii) conduct the proceedings (including any appeals proceeding) in accordance with the instructions of the Seller, it being agreed and understood that the Buyer shall not have the right to settle the Third Party Claim without the Seller's prior written consent; provided, however, that the Seller shall have the right (but not the obligation), at its request and subject to an undertaking to keep the Buyer fully informed of the relevant proceedings, to defend, at its own expense and with its own counsel, any Third Party Claim. The Seller shall procure that the Third Party Claim is not settled without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, provided that such consent shall be deemed to be given if the Buyer does not object within ten (10) Business Days following receipt of the Seller's written notification of its intention to settle the Third Party Claim. The Buyer shall cooperate with, and provide at its own cost appropriate documentation (subject to any statutory privilege or statutory duties of confidentiality) and support as reasonably requested by, the Seller or its counsel in connection with such compromise or defence. The Buyer shall have the right to participate, at its own expense, in the defence of any asserted Third Party Claim.

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Share Purchase Agreement

(e)	Notwithstanding anything of the foregoing, the Buyer (to the extent it is in control of the proceedings pertaining to the Third Party Claim) shall be permitted to conduct any proceedings pertaining to a Third Party Claim other than as instructed by the Seller and/or to settle any Third Party Claim without the Seller's prior written consent; provided, however, that the Buyer shall then be deemed to have forfeited any claim against the Seller under this Agreement in relation to such Third Party Claim.

(f)	The Seller may, in its sole discretion, settle any Third Party Claim in full or in part without consent of the Buyer, for as long as any such settlement does not impose any liability on the Buyer or for as long as the Seller, concurrently with such settlement provides the Buyer with a full release from any liability against the Person making the Third Party Claim subject to the settlement.

(g)	Subject to any constraints under applicable Law, the Buyer shall procure that the Seller, its representatives or its advisors are promptly given access, during normal business hours and without undue interference with the business and operations of the Company, to the Company's premises, management, personnel, legal and financial advisors and auditors as well as to the Company's books, accounts, records, contracts and other documents as may be reasonably required by the Seller to exercise its rights pursuant to this Section 9.1.

9.2	Time Limitations and Preclusion

(a)	Any claim subject to the remedy under Section 8.1(a) shall become time-barred (verjäh-ren) 2 (two) years after the Closing Date; and

(b)	Any claim for Losses subject to the remedy under Section 8.1(b) shall become time-barred (verjähren) twelve (12) months after the Closing Date.

(c)	Section 203 sentence 1 BGB shall not apply. Any limitation period pursuant to this Agreement shall be tolled (gehemmt) only by filing of a statement of claims (Klageerhebung) with the arbitral tribunal in accordance with Section 11.2.

(d)	Notwithstanding the foregoing, any claim by the Buyer against the Seller under this Agreement shall be precluded if the Buyer fails to commence formal proceedings against the Seller with respect to such claim or claims in accordance with Section 11.2 within six (6) months after the respective Notice of Breach of the Buyer.

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Share Purchase Agreement

9.3	Liability Limitations

The Parties agree that the rights and remedies that Buyer may have against Seller under or in connection with this Agreement and the transactions contemplated hereunder shall be limited to the rights and remedies expressly provided for herein and shall be solely governed by this Agreement. All other rights or remedies of any legal nature that Buyer may otherwise have against Seller under or in connection with this Agreement or the transactions contemplated hereunder are hereby waived by Buyer and excluded to the largest extent permitted under applicable law, in particular any (i) right to withdraw (zurücktreten) from this Agreement or to require the winding up (Rückabwicklung) of the transactions contemplated hereunder (e.g. by way of großer Schadensersatz), (ii) claims for breach of pre-contractual obligations (culpa in contrahendo, including claims arising under sections 241 (2), 311 (2) and (3) BGB) or ancillary obligations (positive Forderungsverletzung, including claims arising under sections 280, 282 BGB), (iii) claims in connection with frustration of contract pursuant to section 313 BGB (Störung der Ges-chäftsgrundlage), (iv) claims for defects of the sold assets (Mängelrechte) under sections 434 et seq. BGB, (v) rights to rescind (anfechten) or otherwise terminate this Agreement and (vi) other statutory rights or remedies.

9.4	Intentional or Fraudulent Behaviour

The limitations of liability in this Agreement shall not apply to the extent the respective limitation is not permitted pursuant to section 202 (1) or 276 (3) BGB. Seller shall not be liable for intentional or willful misconduct (Vorsatz) or fraud (Arglist) of any auxiliary persons (Erfüllungsgehilfen) within the meaning of section 278 BGB.

10.	General Provisions

10.1	Effect on Third Parties

Except as otherwise expressly provided in this Agreement, no Person (including Buyer Guarantor) other than the Parties shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to confer on any Person (including Buyer Guarantor) other than the Parties any rights, benefits or remedies (kein echter Vertrag zugunsten Dritter), except that each Released Person shall have a direct claim against the Buyer under this Agreement for any right or benefit granted to it by Section 5.2.

10.2	Notices

(a)	All notices or other communications to be given under or in connection with this Agreement shall be in writing and delivered by hand or sent (postage prepaid) by registered, certified or express post (return receipt requested), courier or by electronic transmission in .pdf format or similar format as follows:

if to the Seller:	WISeKey International Holding Ltd Peter Ward, Chief Financial Officer General-Guisan-Strasse 6 6300 Zug Switzerland Email: peter.ward@wisekey.com

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Share Purchase Agreement

with a copy to:	Homburger AG David Oser Prime Tower Hardstrasse 201 8005 Zurich Switzerland Email: david.oser@homburger.ch

if to the Buyer:	OGARA GmbH Heinrich-Delp-Straße 196 D-64297 Darmstadt

with a copy to:	Felipe Villena Taylor Wessing Partnerschaftsgesellschaft mbB Thurn-und-Taxis-Platz 6 60313 Frankfurt a.M. Email: F.Villena@taylorwessing.com

if to the Buyer Guarantor:	Neutrino Energy Property GmbH & Co KG Holger Schubart, CEO Unter den Linden 21 10117 Berlin Germany Email: hts@neutrino-energy.com

(b)	Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by post or courier shall be deemed delivered on the second (2nd) Business Day after posting or couriering them or in the case of airmail/air-courier on the fifth (5th) Business Day after posting or couriering them (except if delivery is promised by the post or the courier at a later date, then such notices shall be deemed delivered on the date that delivery is promised). Notices given by electronic submission shall be deemed to be received at the time confirmation that the electronic submission has been received by the recipient is received by the sender.

10.3	Entire Agreement

This Agreement, including the Annexes, constitutes the entire agreement and understanding among the Parties and Buyer Guarantor with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings of the Parties and Buyer Guarantor relating to such subject matter.

10.4	Amendments

Unless expressly set forth otherwise herein, amendments to this Agreement (including to this Section 10.4) shall only be valid if explicitly referring to this Agreement and made in written form within the meaning of section 126 (1) alt. 1 and (2) BGB. Section 127 (2) BGB shall not apply. Stricter requirements under mandatory law shall remain unaffected.

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Share Purchase Agreement

10.5	No Assignment

This Agreement and all or any of the rights and obligations hereunder shall not be assigned by any of the Parties.

10.6	Set-off

The Buyer and Buyer Guarantor shall not be entitled to exercise any right to set-off, retention or other right to refuse performance (Aufrechnung, Zurückbehaltung oder sonstige Leistungsver-weigerungsrechte) with respect to any of their payment obligations under or in connection with this Agreement, except in case the respective claim of Buyer or Buyer Guarantor, respectively, was expressly acknowledged (anerkannt) by Seller in the form of Section 10.2 or has been awarded in a legally binding (rechtskräftig) decision in principal proceedings (im Hauptsachever-fahren) by a competent court or arbitral tribunal.

10.7	Joint and Several Liability of Buyer Guarantor

Buyer Guarantor shall be jointly and severally liable (gesamtschuldnerische Haftung) with Buyer for all obligations of Buyer under or in connection with this Agreement. The Buyer Guarantor and the Buyer agree that section 426 (1) BGB shall be excluded (abbedungen) in favour of the Buyer.

10.8	Severability

Should any provision of this Agreement be or become invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. In such case, the Parties and Buyer Guarantor shall agree on such valid and enforceable substitute provision(s) that correspond(s) as closely as possible with the intentions of the Parties and Buyer Guarantor at the time of the conclusion of this Agreement. This shall apply mutatis mutandis in the event that this Agreement contains any unintended gaps (unbeabsichtigte Vertragslücken). It is the express intent of the Parties and Buyer Guarantor that this Section 10.8 shall not only result in a reversal of the burden of proof (Beweislastumkehr) but that section 139 BGB is hereby excluded in its entirety so as to maintain the validity and enforceability of this Agreement to the fullest extent possible.

11.	Governing Law and Dispute Resolution

11.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, German law, excluding the German conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

11.2	Dispute Resolution

Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The arbitral tribunal shall be comprised of three (3) arbitrators. The seat of the arbitration shall be Zurich. The arbitration proceedings shall be conducted in English.

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Sale arago shares

Annex

Annex E

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Sale arago shares

Annex

Annex F

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Termination Agreement

(a)	WISeKey International Holding Ltd, a stock corporation organized and existing under the laws of Switzerland, registered with the commercial register of the Canton of Zug under CHE-143.782.707 and with business address at General-Guisan-Strasse 6, 6300 Zug, Switzerland ("WISeKey"),

(b)	arago GmbH, a limited liability company organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 100909, having its registered seat in Frankfurt am Main, Germany and with registered business address at Lindleystrafle 8a, 60314 Frankfurt am Main, Germany ("arago"),

(c)	Aquilon Invest GmbH, a limited liability company organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Darmstadt under HRB 96862, having its registered seat in Darmstadt, Germany and with registered business address at Heinrich-Delp-Str. 196, 64297 Darmstadt, Germany,

(d)	OGARA GmbH a limited liability company organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 107907, having its registered seat in Frankfurt am Main, Germany and with registered business address at c/o HSMV — Hansen Schrotenroehr Muller Voets Partnerschaftsgesellschaft mbH, Grafenberger Allee 337b, 40235 Dusseldorf, Germany, and

(e)	Mr. Hans-Christian Boos, born on 2 October 1972, residing at * * *

each a "Party" and together, the "Parties"

entered into an Investement and Shareholders' Agreement ("ISHA").

1.	The parties of the ISHA hereby terminate the ISHA subject to the condition precedent (aufschiebende Bed ingung) according to Section 158 (1) BGB that the planned transfer of WISeKey's shares in arago to OGARA GmbH has become effective.

2.	Each Party shall bear its own costs and expenses, including the fees of its advisors, incurred in connection with the preparation, negotiation, execution and performance of this Termination Agreement.

3.	This Termination Agreement shall be governed by, and construed in accordance with, German law, excluding the German conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

4.	Any dispute, controversy or claim arising out of, or in relation to, this Termination Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The arbitral tribunal shall be comprised of three (3) arbitrators. The seat of the arbitration shall be Zurich. The arbitration proceedings shall be conducted in English.

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5.	Should any provision of this Termination Agreement be or become invalid or unenforceable, the other provisions of this Termination Agreement shall remain in full force and effect. In such case, the Parties shall agree on such valid and enforceable substitute provision(s) that correspond(s) as closely as possible with the intentions of the Parties at the time of the conclusion of this Termination Agreement. This shall apply mutatis mutandis in the event that this Termination Agreement contains any unintended gaps (unbeabsichtigte Vertragslacken). It is the express intent of the Parties that this Section 5 shall not only result in a reversal of the burden of proof (Beweislastumkehr) but that section 139 BGB is hereby excluded in its entirety so as to maintain the validity and enforceability of this Termination Agreement to the fullest extent possible.

[signatures on next page]

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WISeKey International Holding Ltd

/s/ Carlos Moreira
Name: Carlos Moreira	Date: 14.3.2022
Function: Chief Executive Officer

Name: Peter Ward	Date
Function: Chief Financial Officer

arago GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos	Date: 14.3.2022
Function: Managing Director

/s/ Peter Ward
Name: Peter Ward	Date: 14.3.2022
Function: Managing Director

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Aquilon Invest GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos	Date: 14.3.2022
Function: Managing Director

OGARA GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos	Date: 14.3.2022
Function: Managing Director

Mr. Hans-Christian Boos

/s/ Hans-Christian Boos
Name: Hans-Christian Boos	Date: 14.3.2022

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Termination Agreement

(a)	WISeKey International Holding Ltd, a stock corporation organized and existing under the laws of Switzerland, registered with the commercial register of the Canton of Zug under CHE-143.782.707 and with business address at General-Guisan-Strasse 6, 6300 Zug, Switzerland ("WISeKey"),

(b)	arago GmbH, a limited liability company organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 100909, having its registered seat in Frankfurt am Main, Germany and with registered business address at Lindleystrafle 8a, 60314 Frankfurt am Main, Germany ("arago"),

(c)	Aquilon Invest GmbH, a limited liability company organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Darmstadt under HRB 96862, having its registered seat in Darmstadt, Germany and with registered business address at Heinrich-Delp-Str. 196, 64297 Darmstadt, Germany,

(d)	OGARA GmbH a limited liability company organized and existing under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 107907, having its registered seat in Frankfurt am Main, Germany and with registered business address at c/o HSMV — Hansen Schrotenroehr Muller Voets Partnerschaftsgesellschaft mbH, Grafenberger Allee 337b, 40235 Dusseldorf, Germany, and

(e)	Mr. Hans-Christian Boos, born on 2 October 1972, residing at * * *

each a "Party" and together, the "Parties"

entered into an Investement and Shareholders' Agreement ("ISHA").

1.	The parties of the ISHA hereby terminate the ISHA subject to the condition precedent (aufschiebende Bedingung) according to Section 158 (1) BGB that the planned transfer of WISeKey's shares in arago to OGARA GmbH has become effective.

2.	Each Party shall bear its own costs and expenses, including the fees of its advisors, incurred in connection with the preparation, negotiation, execution and performance of this Termination Agreement.

3.	This Termination Agreement shall be governed by, and construed in accordance with, German law, excluding the German conflict of law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

4.	Any dispute, controversy or claim arising out of, or in relation to, this Termination Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The arbitral tribunal shall be comprised of three (3) arbitrators. The seat of the arbitration shall be Zurich. The arbitration proceedings shall be conducted in English.

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5.	Should any provision of this Termination Agreement be or become invalid or unenforceable, the other provisions of this Termination Agreement shall remain in full force and effect. In such case, the Parties shall agree on such valid and enforceable substitute provision(s) that correspond(s) as closely as possible with the intentions of the Parties at the time of the conclusion of this Termination Agreement. This shall apply mutatis mutandis in the event that this Termination Agreement contains any unintended gaps (unbeabsichtigte Vertragsliicken). It is the express intent of the Parties that this Section 5 shall not only result in a reversal of the burden of proof (Beweislastumkehr) but that section 139 BGB is hereby excluded in its entirety so as to maintain the validity and enforceability of this Termination Agreement to the fullest extent possible.

[signatures on next page]

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WISeKey International Holding Ltd

/s/ Carlos Moreira
Name: Carlos Moreira	Date: 14.3.2022
Function: Chief Executive Officer

Name: Peter Ward	Date
Function: Chief Financial Officer

arago GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos	Date: 14.3.2022
Function: Managing Director

/s/ Peter Ward
Name: Peter Ward	Date: 14.3.2022
Function: Managing Director

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Aquilon Invest GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos	Date: 14.3.2022
Function: Managing Director

OGARA GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos	Date: 14.3.2022
Function: Managing Director

Mr. Hans-Christian Boos

/s/ Hans-Christian Boos
Name: Hans-Christian Boos	Date: 14.3.2022

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Annex

Annex G

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Termination Agreement

dated as of 14 March 2022

by and among

WISeKey International Holding Ltd	(WISeKey)
General-Guisan-Strasse 6, 6300 Zug, Switzerland

and

Hans-Christian Boos	(CB)

* * *

and

arago GmbH	(arago)
Eschersheimer LandstraRe 526, 60433
Frankfurt am Main, Germany

and

Aquilon Invest GmbH	(Aquilon)
Heinrich-Delp-Strafle 196, D-64297 Darmstadt,
Germany

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Termination Agreement

and

OGARA GmbH	(Ogara)
do HSMV - Hansen Schrotenroehr Muller
Voets Partnerschaftsgesellschaft mbH, Grafenberger
Allee 337b, 40235 Dusseldorf,
Germany

(WISeKey, CB, arago, Aquilon and Ogara each a Party and collectively the Parties)

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Termination Agreement

Whereas

A.	WISeKey, CB and arago are parties to that certain "Draft Term Sheet: Equity Financing Mechanism", dated 29 April 2021 (the Draft Term Sheet), such draft term sheet attached hereto as Annex A.

B.	WISeKey, CB and arago are parties to that certain Amendment Agreement to the Draft Term Sheet, dated 27/28 July 2021, such amendment agreement attached hereto as Annex B (the Amendment Agreement; the Term Sheet, the Letter of Comfort, the Draft Term Sheet and the Amendment Agreement collectively the Transaction Agreements)).

C.	WISeKey is currently in the process of selling all its 136,072 shares (Geschaftsanteile), with consecutive numbers 130,737 to 266,808, each with a nominal value (Nennbetrag) of EUR 1, corresponding to approximately 51% of the Company's share capital, to [•] (the arago Equity Sale).

Now, therefore, the Parties and Harbert agree as follows:

1.	Termination of the Transaction Agreements

Subject to completion, and with effect as of completion, of the sale and purchase agreement regarding the arago Equity Sale (the Condition Precedent), each Party consents to and agrees with the termination of the Transaction Agreements, with the effect that none of the parties thereto shall have any further rights or obligations thereunder. Each party to the Transaction Agreements hereby confirms that it does not have any outstanding claim or is entitled to enforce any right under the Transaction Agreements against any other party thereto.

2.	Governing Law / Jurisdiction

(a)	This termination agreement shall be governed by Swiss law.

(b)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this termination agreement (or any subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the courts in the city of Zurich, Canton of Zurich, Switzerland.

[Signatures on next page]

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Termination Agreement

Executed as of the date written on the cover page to this Agreement.

WISeKey International Holding Ltd

/s/ Carlos Moreira
Name: Carlos Moreira	Date: 14.3.2022
Function: Chief Executive Officer

Name: Peter Ward	Date
Function: Chief Financial Officer

Hans-Christian Boos

/s/ Hans-Christian Boos
Hans-Christian Boos

arago GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos	Date: 14.3.2022
Function: Managing Director

/s/ Peter Ward
Name: Peter Ward
Function: Managing Director

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Aquilon Invest GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos
Function: Managing Director

OGARA GmbH

/s/ Hans-Christian BoosName:
Hans-Christian Boos
Function: Managing Director

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Termination Agreement

dated as of 14 March 2022

by and among

WiSeKey International Holding Ltd	(WISeKey)
General-Guisan-Strasse 6, 6300 Zug, Switzerland

and

Hans-Christian Boos	(CB)

* * *

and

arago GmbH	(arago)
Eschersheimer Landstrage 526, 60433
Frankfurt am Main, Germany

and

AquiIon Invest GmbH	(AquiIon)
Heinrich-Delp-Strafle 196, D-64297 Darmstadt,
Germany

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Termination Agreement

and

OGARA GmbH	(Ogara)
do HSMV - Hansen Schrotenroehr Muller
Voets Partnerschaftsgesellschaft mbH, Grafenberger
Allee 337b, 40235 Dusseldorf,
Germany

(WISeKey, CB, arago, Aquilon and Ogara each a Party and collectively the Parties)

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Termination Agreement

Whereas

A.	WISeKey, CB and arago are parties to that certain "Draft Term Sheet: Equity Financing Mechanism", dated 29 April 2021 (the Draft Term Sheet), such draft term sheet attached hereto as Annex A.

B.	WISeKey, CB and arago are parties to that certain Amendment Agreement to the Draft Term Sheet, dated 27/28 July 2021, such amendment agreement attached hereto as Annex B (the Amendment Agreement; the Term Sheet, the Letter of Comfort, the Draft Term Sheet and the Amendment Agreement collectively the Transaction Agreements)).

C.	WISeKey is currently in the process of selling all its 136,072 shares (Geschaftsanteile), with consecutive numbers 130,737 to 266,808, each with a nominal value (Nennbetrag) of EUR 1, corresponding to approximately 51% of the Company's share capital, to [a] (the arago Equity Sale).

Now, therefore, the Parties and Harbert agree as follows:

1.	Termination of the Transaction Agreements

Subject to completion, and with effect as of completion, of the sale and purchase agreement regarding the arago Equity Sale (the Condition Precedent), each Party consents to and agrees with the termination of the Transaction Agreements, with the effect that none of the parties thereto shall have any further rights or obligations thereunder. Each party to the Transaction Agreements hereby confirms that it does not have any outstanding claim or is entitled to enforce any right under the Transaction Agreements against any other party thereto.

2.	Governing Law / Jurisdiction -

(a)	This termination agreement shall be governed by Swiss law.

(b)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this termination agreement (or any subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the courts in the city of Zurich, Canton of Zurich, Switzerland.

[Signatures on next page]

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Executed as of the date written on the cover page to this Agreement.

WISeKey International Holding Ltd

/s/ Carlos Moreira
Name: Carlos Moreira
Function: Chief Executive Officer

Name: Peter Ward
Function: Chief Financial Officer

Hans-Christian Boos

/s/ Hans-Christian Boos
Name: Hans-Christian Boos

Arago GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos
Function: Managing Director

Name: Peter Ward
Function: Managing Director

Aquilon GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos
Function: Managing Director

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Ogara GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos
Function: Managing Director

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Annex

Annex A

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Annex

Annex B

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Annex

Annex H (i)

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W IS@key

Harbert European Speciality Lending Company II, S.a.r.l.

26 Boulevard Royal

L-2449 Luxembourg

18 November 2020

Letter of Comfort to Harbert European Speciality Lending Company II, S.a.r.l.

Dear Sirs,

Background to the Letter of Comfort:

1.1	WISeKey International Holding AG ("WISeKey"), a Swiss corporation whose shares are listed on the SIX Swiss Exchange entered into a Convertible Loan Agreement ("CLA") dated on or about the date hereof with Arago GmbH ("Arago"), a limited liability company incorporated under the laws of Germany.

1.2	WISeKey shall own 51% of the fully diluted share capital of Arago and hold 51% of the voting rights associated therewith, on conversion of the loans outstanding under the CLA into shares in Arago per the terms of the CLA (the "Transaction")

1.3	Under a framework subscription agreement for the purchase of bearer bonds dated 17 September 2018, Harbert European Speciality Lending Company II, S.6 r.l. ("Harbert") purchased bearer bonds issued by Arago in the total nominal amount of EUR 7,000,000 (the "Bonds") per the terms and conditions dated 17 September 2018 (the "Bond T&Cs") and as amended by the agreement dated 28 May 2020 ("Amended Bond T&Cs"). The principal amount of EUR 5,041,000 remains outstanding on the Bonds as at the date hereof.

In addition to the undertakings by WISeKey to Arago per a separate comfort letter issued to it dated on or about the date hereof ("Arago LoC"):

2.1	WISeKey hereby undertake towards Harbert, as bond holder, that until full repayment of the Bonds, we will ensure that our subsidiary Arago GmbH, at any time, has sufficient financial means in order to fulfil all its present and future payment obligations under the Bonds when due and payable.

2.2	WISeKey acknowledges that Arago is bound by Clause 5.3(f) of the Bond T&Cs and Amended Bond T&Cs providing for an accelerated Event of Default on liquidation or a Change of Control as defined therein. Harbert shall grant, on the date hereof, in the form attached hereto, a waiver to Arago of the Event of Default (as defined in the Amended Bond T&Cs) arising as a result of the Change of Control (as defined in the Amended Bond T&Cs) effected by the Transaction. WISeKey acknowledges, following the Transaction, that Arago remains bound by Clause 5.3(f) of the Bond T&Cs and Amended Bond T&Cs on any future Change of Control.

None of the terms set out in this letter are intended for the benefit of any third party and should be enforceable or enforced by a third party.

Yours sincerely,

/s/ Carlos Moreira	/s/ Peter Ward
Name: Carlos Moreira	Name: Peter Ward
Title: CEO	Title: CFO

WISeKey International Holding AG - General Guisan, Strasse 6

CH-6303 Zug, Switzerland

Phone: +41 (22) 594 30 00, Fax +41 (22) 594 30 01 - www.wisekey.com

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Annex

Annex H (ii)

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Letter of Comfort

dated as of 19 November 2020

by and between

WISeKey International Holding Ltd	(WISeKey)
General-Guisan-Strasse 6, 6300 Zug, Switzerland

and

arago GmbH	(arago)
Eschersheimer LandstraRe 526, 60433
Frankfurt am Main, Germany

(WISeKey and arago each a Party and together the Parties)

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Whereas

A.	WISeKey is a corporation incorporated under Swiss law whose registered shares, par value CHF 0.05 each (the Class B Shares), are listed on the SIX Swiss Exchange under the symbol "WINN". In addition, WISeKey's has issued American Depositary Shares, each representing five Class B Shares, which are listed on the NASDAQ Stock Market under the symbol "WKEY".

B.	arago is a limited liability company incorporated under the laws of Germany which aims to provide the benefits of artificial intelligence to enterprise customers globally through knowledge automation. Founded in 1995, arago uses modern technologies such as inference and machine learning in order to automatically operate the entire IT stack — from heterogeneous environments to individual applications. Aquilon Invest GmbH, limited liability company incorporated under the laws of Germany, and OGARA GmbH, a limited liability company incorporated under the laws of Germany (the Existing Shareholders), are the sole shareholders of arago as of the date of this letter of comfort (the LoC).

C.	On the date hereof, WISeKey entered into a convertible loan agreement (the CLA) with arago, pursuant to which it has committed to provide arago with (1) convertible loans in the aggregate amount of CHF 5,000,000 (the Loan) and (2) a comfort letter in relation to arago's obligations under the bearer bonds in the aggregate nominal amount remaining outstanding of EUR 5,000,000 (collectively the Bonds) issued to Harbert European Specialty Lending Company II, S.a r.l. (Harbert) pursuant to the terms and conditions for the bearer bonds of arago GmbH, dated 17 September 2018, and all other documents executed in that context, including that certain warrant instrument currently held by Harbert to subscribe for warrant shares in arago (the Harbert Financing).

D.	Under the terms of the CLA, WISeKey, and, in dependently from WISeKey, subject to certain prerequisites, arago may request conversion of the Loan into arago shares at any time after the date of the execution of the CLA. Upon such conversion, WISeKey will hold 51% of arago's share capital, calculated on a fully diluted basis, and 51% of the voting rights associated therewith (the date on which WISeKey will hold 51% of arago's share capital, calculated on a fully diluted basis, and 51% of the voting rights associated therewith).

E.	WISeKey intends, in accordance with the provisions set forth in this LoC, to safeguard the equity and liquidity of arago

Now, therefore, the Parties agree as follows:

1.	Endowment with Equity and Liquidity

(a)	WISeKey hereby undertakes to arago to provide to arago such funds as are necessary for arago not to become illiquid or over-indebted and that the continued existence of arago is safeguarded.

(b)	The funds which WISeKey has committed to make available to arago pursuant to Section 1(a) above will be made available, at the discretion of WISeKey, in cash or by way of wire transfer of immediately available funds, as a loan or as a series of loans, as a contribution or contributions to the capital reserve of arago or otherwise.

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(c)	The Parties agree that any loans granted under this LoC shall be subordinated to the claims of any other creditor of the Company pursuant to Sec. 39(1) no. 1 through no. 5 of the German Insolvency Act; provided, however, that that any repayment claim of WISeKey upon the extension of a loan in execution of this LoC shall rank pail passu with any other financial instrument (including, without limitation, any convertible loan, (convertible) promissory notes and alike) convertible into equity of arago, and further provided that arago shall procure that any such repayment claim shall be satisfied prior to any distributions to the Existing Shareholders, including for the avoidance of the doubt the subordinated shareholder loan granted by Aquilon Invest GmbH on 27 May 2020 in the principal amount of EUR 1,918,047.09. Any repayment claim shall be paid only after all present and future claims of other higher ranking creditors of arago have been settled. WISeKey may only require payment in relation to any repayment claim if (i) such payments can be made out of balance sheet profits (annual profit plus profit carried forward), any surplus assets on winding-up or any other disposable assets that exceed the assets necessary to maintain the Company's registered share capital (sonstiges freies Ver-mOgen), and (ii) the Company is neither illiquid or over-indebted, nor would become or is threatened to become illiquid or over-indebted as a result of such payment.

2.	Term of this LoC

The obligations of WISeKey under this LoC shall become effective upon the date hereof and shall expire on the date on which WISeKey ceases to hold 51% of arago's share capital, calculated on a fully diluted basis, and 51% of the voting rights associated therewith.

3.	Third Party Rights

None of the term set out in this LoC is intended for the benefit of any third party, and the Parties do not intend that any term of this Agreement should be enforceable or enforced by a third party.

4.	Governing Law / Jurisdiction

(a)	This LoC shall be governed by Swiss law.

(b)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this LoC (or any subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the courts in the city of Zurich, Canton of Zurich, Switzerland.

[Signatures on next page]

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Executed as of the date written on the cover page to this Agreement

WISeKey International Holding Ltd

/s/ Carlos Moreira	/s/ Peter Ward
Name: Carlos Moreira	Name: Peter Ward
Function: CEO	Function: CFO

Arago GmbH

/s/ Chris Boos
Name: Chris Boos
Function: Managing Director (Geschaftsfithrer)

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Annex

Annex H (iii)

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Termination Agreement

dated as of 21 February 2022

by and between

WISeKey International Holding Ltd	(WISeKey)
General-Guisan-Strasse 6, 6300 Zug, Switzerland

and

arago GmbH	(arago)
Lindleystrasse 8a
60314 Frankfurt/Main
Germany

and

Hans-Christian Boos	(CB)
with business address at
Lindleystrasse 8a
60314 Frankfurt/Main
Germany

(WISeKey, arago and CB each a Party and together the Parties)

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Termination Agreement

Whereas

A.	WISeKey and arago are parties to that certain letter of comfort, dated 19 November 2020, such letter of conform attached hereto as Annex A (the Letter of Comfort).

B.	WISeKey has received an offer from OGARA GmbH to purchase WISeKey's 51% of arago's share capital, such 51% corresponding to 136,072 shares (Geschaftsanteile), with consecutive numbers 130,737 to 266,808, each with a nominal value (Nennbetrag) of EUR 1 (the Sale).

Now, therefore, the Parties agree as follows:

(a)	The Letter of Comfort is hereby terminated with immediate effect.

(b)	In lieu and in place of the Letter of Comfort, the following is agreed amongst the Parties:

(i)	While WISeKey maintains 51% of arago's share capital, WISeKey confirms its intention to provide arago with financial support to the extent necessary to ensure that arago does not have to commence insolvency proceedings and that arago will continue as a going concern in the foreseeable future.

(ii)	WISeKey's financial support shall immediately cease upon completion of the Sale or any transaction with a similar effect (including any transaction as a result of which WISeKey's equity interest in arago falls below 51%).

(iii)	WISeKey undertakes to inform arago immediately if any circumstances arise that would make it no longer possible or practicable for WISeKey to continue to provide the financial support outlined herein.

(iv)	Any financial support made available by WISeKey to arago hereunder shall be made available as WISeKey, in its full discretion, deems appropriate, and shall be extended as a loan, as a series of loans, as a contribution or contributions to the capital reserve of arago or otherwise, in each case as WISeKey in its full discretion deems fit.

(v)	CB expressly agrees and acknowledges that any funding made available hereunder will be provided on the condition that the number of WISeKey common shares (i.e., Class B Shares) to be issued to CB (currently 12,327,506 WISeKey Class B Shares) in exchange for his remaining equity interest in arago to be acquired by WISeKey upon exercise by CB (or any of the other shareholders in arago controlled by him) of the put option granted by WISeKey pursuant to the Term Sheet by and among WISeKey and the other shareholders of arago, dated as of 2 November 2020, is reduced in accordance with the methodology agreed in the equity financing letter agreement by and between WISeKey and CB, dated 29 April 2021.

(vi)	It is agreed amongst the Parties that WISeKey shall at all times have the right to reduce its equity interest in arago's share capital to below 51%, and neither arago nor CB (nor any of the other shareholders of arago controlled by CB) shall take any action that would prevent WISeKey from reducing its position from 51% of arago's share capital to a lower percentage.

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Termination Agreement

(vii)	The Parties agree that any financial support provided by WISeKey hereunder shall, to the extent required under German law, be subordinated to the claims of any other creditor of the Company pursuant to Sec. 39(1) no. 1 through no. 5 of the German Insolvency Act; provided, however, that that any repayment claim of WISeKey upon the extension of a loan in execution of this letter of support shall rank pan passu with any other financial instrument (including, without limitation, any convertible loan, (convertible) promissory notes and alike) convertible into equity of arago, and further provided that arago shall procure that any such repayment claim shall be satisfied prior to any distributions to Aquilon Invest GmbH, OGARA GmbH or any other shareholder in arago (other than WISeKey), including for the avoidance of the doubt the subordinated shareholder loan granted by Aquilon Invest GmbH on 27 May 2020 in the principal amount of EUR 1,918,047.09.

2.	Governing Law / Jurisdiction

(a)	This termination agreement shall be governed by Swiss law.

(b)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this termination agreement (or any subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the courts in the city of Zurich, Canton of Zurich, Switzerland.

[Signatures on next page]

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 Termination Agreement

Annex A — Letter of Comfort

[separate document]

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Termination Agreement

Executed as of the date written on the cover page to this Agreement. WISeKey International Holding Ltd

WISeKey International Holding Ltd

/s/ Carlos Moreira
Name: Carlos Moreira	Name: Peter Ward
Function: Chief Executive Officer	Function: Chief Financial Officer

arago GmbH

/s/ Hans-Christian Boos	/s/ Peter Ward
Name: Hans-Christian Boos	Name: Peter Ward
Function: Managing Director	Function: Managing Director

Hans-Christian Boos

/s/ Hans-Christian Boos
Name: Hans-Christian Boos

(Signature Page to the Termination Agreement)

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Termination Agreement

dated as of 21 February 2022

by and between

WISeKey International Holding Ltd	(WISeKey)
General-Guisan-Strasse 6, 6300 Zug, Switzerland

and

arago GmbH	(arago)
Lindleystrasse 8a
60314 Frankfurt/Main
Germany

and

Hans-Christian Boos	(CB)
with business address at
Lindleystrasse 8a
60314 Frankfurt/Main
Germany

(WISeKey, arago and CB each a Party and together the Parties)

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Termination Agreement

Whereas

A.	WISeKey and arago are parties to that certain letter of comfort, dated 18 November 2020, such letter of conform attached hereto as Annex A (the Letter of Comfort).

B.	WISeKey has received an offer from OGARA GmbH to purchase WISeKey's 51% of arago's share capital, such 51% corresponding to 136,072 shares (Geschaftsanteile), with consecutive numbers 130,737 to 266,808, each with a nominal value (Nennbetrag) of EUR 1 (the Sale).

Now, therefore, the Parties agree as follows:

(a)	The Letter of Comfort is hereby terminated with immediate effect.

(b)	In lieu and in place of the Letter of Comfort, the following is agreed amongst the Parties:

(i)	While WISeKey maintains 51% of arago's share capital, WISeKey confirms its intention to provide arago with financial support to the extent necessary to ensure that arago does not have to commence insolvency proceedings and that arago will continue as a going concern in the foreseeable future.

(ii)	WISeKey's financial support shall immediately cease upon completion of the Sale or any transaction with a similar effect (including any transaction as a result of which WISeKey's equity interest in arago falls below 51%).

(iii)	WISeKey undertakes to inform arago immediately if any circumstances arise that would make it no longer possible or practicable for WISeKey to continue to provide the financial support outlined herein.

(iv)	Any financial support made available by WISeKey to arago hereunder shall be made available as WISeKey, in its full discretion, deems appropriate, and shall be extended as a loan, as a series of loans, as a contribution or contributions to the capital reserve of arago or otherwise, in each case as WISeKey in its full discretion deems fit.

(v)	CB expressly agrees and acknowledges that any funding made available hereunder will be provided on the condition that the number of WISeKey common shares (i.e., Class B Shares) to be issued to CB (currently 12,327,506 WISeKey Class B Shares) in exchange for his remaining equity interest in arago to be acquired by WISeKey upon exercise by CB (or any of the other shareholders in arago controlled by him) of the put option granted by WISeKey pursuant to the Term Sheet by and among WISeKey and the other shareholders of arago, dated as of 2 November 2020, is reduced in accordance with the methodology agreed in the equity financing letter agreement by and between WISeKey and CB, dated 29 April 2021.

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Termination Agreement

(vi)	It is agreed amongst the Parties that WISeKey shall at all times have the right to reduce its equity interest in arago's share capital to below 51%, and neither arago nor CB (nor any of the other shareholders of arago controlled by CB) shall take any action that would prevent WISeKey from reducing its position from 51% of arago's share capital to a lower percentage.

(vii)	The Parties agree that any financial support provided by WISeKey hereunder shall, to the extent required under German law, be subordinated to the claims of any other creditor of the Company pursuant to Sec. 39(1) no. 1 through no. 5 of the German Insolvency Act; provided, however, that that any repayment claim of WISeKey upon the extension of a loan in execution of this letter of support shall rank pad passu with any other financial instrument (including, without limitation, any convertible loan, (convertible) promissory notes and alike) convertible into equity of arago, and further provided that arago shall procure that any such repayment claim shall be satisfied prior to any distributions to Aquilon Invest GmbH, OGARA GmbH or any other shareholder in arago (other than WISeKey), including for the avoidance of the doubt the subordinated shareholder loan granted by Aquilon Invest GmbH on 27 May 2020 in the principal amount of EUR 1,918,047.09.

2.	Governing Law / Jurisdiction -

(a)	This termination agreement shall be governed by Swiss law.

(b)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this termination agreement (or any subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the courts in the city of Zurich, Canton of Zurich, Switzerland.

[Signatures on next page]

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Termination Agreement

Annex A — Letter of Comfort

[separate document]

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Termination Agreement

Executed as of the date written on the cover page to this Agreement.

WISeKey International Holding Ltd

/s/ Carlos Moreira
Name: Carlos Moreira	Name: Peter Ward
Function: Chief Executive Officer	Function: Chief Financial Officer

arago GmbH

/s/ Hans-Christian Boos
Name: Hans-Christian Boos	Name: Peter Ward
Function: Managing Director	Function: Managing Director

Hans-Christian Boos

/s/ Hans-Christian Boos
Name: Hans-Christian Boos

[Signature Page to the Termination Agreement]

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Annex 1 - Definitions

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Share Purchase Agreement

Annex 1 — Definitions

1.       Terms Defined in the Body of the Agreement

arago LoC	7	Party	1
Buyer	1	Pre-Closing Actions	10
Buyer Guarantor	1	Pre-Closing Date	9
Buyer Representations	13	Purchase Price	8
Closing Date	11	Released Persons	11
Company	6	Sale Share	6
Due Diligence Process	7	Sale Shares	6
Harbert	6	Sale Shares Transfer	8
Harbert LoC	6	Seller	1
Intragroup Financing Agreements	8	Seller Representations	13
Intragroup Financing Claims	8	Seller's Account	8
Intragroup Financing Claims Transfer	8	Share	6
ISHA	6	Shares	6
Notice of Breach	15	Third Party Claim	15
Parties	1	Transaction	6

2.       Other Definitions

As used in this Agreement in capitalized form, the following terms shall have the following meaning:

Action means any action, claim, complaint, reclamation or objection of any third party or any order, injunction, judgment, fine, action, claim, suit, arbitration, subpoena investigation, inquiry or proceeding by or before any court or grand jury, any Governmental Authority or arbitration tribunal.

Agreement means this Share Purchase Agreement, including all of its Annexes.

BGB means the German Civil Code (Burgerliches Gesetzbuch)

Business Day means any day that is a trading day at SIX Swiss Exchange Ltd.

Pre-Closing means the consummation of the transactions as described in Section 3.2.

Pre-Closing Date means the date on which the Pre-Closing actually occurs, as provided in Section 3.1.

Day-Count Convention means a calculation of interest on the basis of a 360-day year consisting of twelve (12) months of thirty (30) calendar days each.

GmbHG means the German Limited Liability Companies Act (Gesetz betreffend die Gesell-schaften mit beschrankter Haftung).

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Share Purchase Agreement

Governmental Authority means any foreign, domestic, federal, territorial, supranational, national, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other body or agency, or any political or other subdivision, department or branch of any of the foregoing.

Law means any law, statute, ordinance, regulation, rule, code, treaty, order, judgment, writ, injunction, act, decree, decision, ruling, award or other requirement having the force of law of any Governmental Authority.

Liability means any obligation or liability of any nature whatsoever, whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise.

Lien means any lien, charge, encumbrance, or security interest, including but not limited to interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of pre-emption, irrespective of whether such Lien arises under any agreement, covenant, other instrument, the mere operation of statutory or other Laws or by means of a judgment, order or decree of any court, judicial or administrative authority, and shall also mean any approval or consent required from a third Party to the exercise or full vesting of a right or title.

Loss(es) means any and all actual damages, losses, Liabilities, costs and expenses, excluding in any event any indirect, punitive and consequential damages, indirect costs and expenses, or any loss of profit. Any determination or calculation of Loss(es) shall be calculated on a EUR-for-EUR basis, and any determination or calculation by reference to methods of enterprise valuation, such as discounted cash-flow, multipliers, comparables or the like, shall be expressly excluded.

Person means any natural person or a general or limited partnership, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof, a joint venture or any other person or entity doing business.

Taxes means all tax Liabilities, including income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer of securities), withholding taxes, value added taxes, real estate gains taxes, real estate transfer taxes, property and land taxes, business taxes, customs duties, social security contributions or payments of equivalent nature, unemployment, intangibles and other taxes, and all other taxes, duties, levies or imposts payable to any competent taxing authority in any jurisdiction, as well as any related interest, penalties, costs and expenses.

VAT means value added tax.

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Annex 2.3 - Intragroup Financing Claims

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Annex 3.2.1 - Amtsniederlegung Peter Ward

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Annex 3.2.2 - Amtsniederlegung Hans-Christian Boos

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